EXHIBIT 3.1

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

THE FLOORING ZONE, INC.

The Flooring Zone, Inc., a corporation organized under the laws of the State of Nevada, on May 5, 2003, hereby adopts the following Articles of Amendment to its Articles of Incorporation pursuant to the provisions of Chapter 78 of Nevada Revised Statutes (the “Statute”), Sections 78.385 and 78.390.

I

The Articles of Incorporation shall be amended to read as follows:

ARTICLE I

NAME

The name of the corporation is: Profire Energy, Inc.

II

The date of the adoption of the foregoing amendment by written consent of a majority of the outstanding shares of the Company was October 31, 2008. The number of shares outstanding in the Corporation and entitled to vote on the amendment was 45,000,000. All stock in the Corporation is entitled to one vote per share for each matter coming before the meeting of the shareholders. The number of shares that approved the amendment by written consent in lieu of a meeting was 36,825,150.

IN WITNESS HEREOF, this Amendment to the Articles of Incorporation has been executed on this 8th day of December, 2008.

By: /s/ Andrew Limpert

Andrew Limpert
Chief Financial Officer